PERSONAL & CONFIDENTIAL

Date:	[Date]
To:	[Executive]
From:	[Name]
[Title]

Subject:    Rogers Corporation Severance Plan Participation Agreement

I am pleased to advise that you have been designated as an “Eligible Employee” for the purposes of the Rogers Corporation Severance Plan, as amended from time to time (the “Plan”). A copy of the current plan document is enclosed).

This means that, upon your execution of this agreement, you will be eligible to receive the severance benefits described in the Plan in the event you experience a “Qualifying Termination” as defined under the Plan; provided, however, that your “Severance Coverage Period” for purposes of the Plan shall be [•] months, except that, if you incur a Qualifying Termination during the [•]-year period after a “Change in Control” as defined under the Plan, your Severance Coverage Period shall be [•] months. If you have any questions please contact me or [name], [title].

By signing the attached signature page and in consideration of the opportunity to participate in the Plan, you agree to be bound by the terms of the Plan, including the covenants set forth in Section 5 of the Plan. Your participation in the Plan does not confer any rights to continue in the employ of Rogers Corporation or any of the affiliates. You are hereby notified that you may be entitled to immunity from liability for certain disclosures of trade secrets under the Defend Trade Secrets Act, 18 U.S.C. § 1833(b).

Please sign the attached signature page and return the original to me as soon as possible.

Best regards,

[name]
[title]

Rogers Corporation Severance Plan
Agreement Signature Page

[date]

I, [name], have read the Rogers Corporation Severance Plan and agree to its terms, and I agree to be bound by the terms of the covenants in Section 5 of the Plan. This agreement supersedes any and all prior agreements and communications, whether written or oral, between the Company and me regarding the subject matter of the Plan.

Signature	Date

Return to [name] [title] by [date].